Exhibit 99.1

Contact: Laurence P. Birch
Chief Financial Officer
847-229-2222

Aksys Reports Anticipated Second Quarter 2006 Financial Results

CEO Howard Lewin Announces Turnaround Strategy and Operational Restructuring

Lincolnshire, IL — August 14, 2006 — Aksys®, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today reported anticipated results for the second quarter ended June 30, 2006.  Select financial highlights of the Company’s anticipated results include the following:

•                  The Company used 29% less cash during the second quarter of 2006 than in the second quarter of 2005.  For the six months ended June 30, 2006, the Company used 29% less cash than during the six months ended June 30, 2005.  During the second quarter of 2006, the Company spent approximately $800,000 on costs associated with the Durus transaction.

•                  Operating loss for the second quarter of 2006 decreased approximately 46% compared to the second quarter of 2005.  Year-to-date, the operating loss decreased approximately 37% compared to the first half of 2005.

•                  Aksys closed a financing with Durus Life Sciences Master Fund, Ltd. in which Aksys issued new shares of its Series B preferred stock and Durus provided senior debt to the Company in exchange for a combination of cash and the cancellation of debt.  In addition, Durus extended, as part of the financing, a $5 million line of credit to be used by the Company to fund its ongoing operations to the extent the Company is unable to obtain other financing and certain funding conditions are met.

Select second quarter corporate highlights included the following:

•                  A majority of the members of the Company’s Board of Directors changed in connection with the closing of the Durus financing.  The new directors appointed to the board are Dr. Douglass B. Given, Timothy M. Mayleben, Gretchen C. Piller, and Leslie L. Lake.

•                  Aksys announced that veteran healthcare executive Howard J. Lewin joined the Company as President and Chief Executive Officer.  Mr. Lewin also was appointed to the Company’s Board of

Directors.  Mr. Lewin most recently served as Group Vice President at DaVita Inc., one of the two largest companies in the U.S. providing dialysis services to patients suffering from chronic kidney failure.

Since joining the Company in late June, Mr. Lewin has led the development of a new turnaround strategy and restructuring plan focused on the timely development and launch of Aksys’ next-generation Personal Hemodialysis System (PHD) while simultaneously lowering quarterly operating spend.  The next generation machine is expected to leverage the impressive safety record and demonstrated clinical benefits of the current PHD while providing best-in-class reliability, improved ease-of-use, and cost savings to patients.  Importantly, the improved, patented design of the next generation machine is expected to yield significantly higher margins and much lower service costs.

Howard J. Lewin, Aksys’ President and Chief Executive Officer, commented, “I am excited to be leading the company in a new direction, with a sharp focus on fiscal discipline and investing in the next generation of innovative dialysis systems.  Importantly, we have significantly reduced our operating spend while committing more resources to accelerating our next generation machine to market.  Ultimately, our goal is to introduce an innovative dialysis system that will allow us to dramatically improve the way that hemodialysis is experienced by patients and practiced by physicians and other healthcare providers, while at the same time providing us with a powerful financial model that will make the Company competitive in the hemodialysis machine market.”

To reduce operating spend, Aksys will focus on marketing and servicing the existing PHD machine in a small number of key markets and will exit several current markets by the end of 2006.  Additional details on the restructuring plan will be discussed during today’s conference call.

In addition, on August 9, 2006, the Company announced the appointment of Dr. Rosemary Mazanet as a director.  Dr. Mazanet has served as the Chief Executive Officer of Breakthrough Therapeutics, LLC, a privately held a therapeutic development company, since February 2004.  She has served as the acting CEO of Access Pharmaceuticals (OTCBB: ACCP) since May 2005, and was elected to its board of directors in May 2006. She also has served as a member of the Board of Directors of GTx, Inc. (NASDAQ: GTXI), a biopharmaceutical company dedicated to developing therapeutics for serious conditions related to men’s health, since October 2001.  Dr. Mazanet holds a B.A. in Biology from the University of Virginia and an M.D. and a Ph.D. from the University of Pennsylvania.

Financial Results

The Company expects that it will file a Form 12b-25 with the SEC on Tuesday, August 15, 2006, which will automatically extend the filing deadline for the Company to file its Form 10-Q for the second quarter of fiscal 2006 from August 14, 2006 to August 21, 2006.  The Company will need additional time to complete its review of the impact of the Durus transaction on the Company’s financial position and results of operations.  The Company fully expects to file its Form 10-Q within the time period provided by the automatic extension.  In addition, because the Company has not yet fully completed its review of all of the financial information in the Form 10-Q, all financial information provided in this release regarding the Company’s financial results for the second quarter of fiscal 2006 is subject to continuing review.  All references in this release to the Company’s financial results for the second quarter of 2006 refer to the Company’s anticipated results for such period.

For the second quarter of 2006, the Company used $5,050,000 of cash, a decrease of 29% compared to the second quarter of 2005.  Cash usage for the six months ended June 30, 2006 also decreased 29% compared to the six months ended June 30, 2005.  During the second quarter of 2006, the Company spent approximately $800,000 on costs associated with the Durus transaction.

Aksys reported revenues for the second quarter of 2006 of $619,000, a 28% increase over second quarter 2005 revenues of $485,000.  For 2006, year-to-date revenues were $1,343,000, a 32% increase over 2005 year-to-date revenues of $1,020,000.   Revenue from sales is recognized at the time of installation, while rental revenue is recognized over the life of the rental agreement.

Cost of sales for the second quarter of 2006 was $2,248,000, a 57% decrease from second quarter 2005 cost of sales of $5,257,000.  Cost of sales decreased in the second quarter of 2006 compared to the second quarter of 2005 since the Company recorded non-cash charges of $2,299,000 to increase excess inventory and warranty reserves in the comparable 2005 quarter.  Also, since the Company has focused on marketing and servicing fewer markets, it has reduced the technical field service staff resulting in lower costs of $459,000 in the second quarter of 2006 compared to the second quarter of 2005.  In the second quarter of 2006, Aksys recorded non-cash excess inventory charges of $788,000.  Offsetting these cost savings, depreciation expense for the quarter ended June 30, 2006 increased by an expected $70,000 from the quarter ended June 30, 2005 due to additional machines in the rental pool in 2006.

Cost of sales for the six-month period ended June 30, 2006 was $4,044,000, a 55% decrease from $9,023,000 in the six-month period ended June 30, 2005.  Year to date cost of sales decreased in 2006 compared to 2005 since the Company recorded non-cash charges of $3,670,000 to increase excess inventory, warranty reserves and asset impairment charges in the comparable period in 2005.  Also, since the Company is focused on marketing and servicing fewer markets, it has reduced the technical field service staff resulting in lower costs of $680,000 in the six-month period ended June 30, 2006 compared to the same period of 2005. Offsetting these cost savings, year-to-date depreciation expense increased by an expected $175,000 compared to the same period in 2005 due to additional machines in the rental pool in 2006.

Total operating expenses for the second quarter 2006 wereapproximately $4,043,000, a 29% decrease from the second quarter of 2005. For the six-month period ended June 30, 2006, operating expenses were approximately $9,377,000, a decrease of 17% compared to the first half of 2005.  The decrease for the quarter and year-to-date is attributable to reduced salary, benefits and contract labor associated with the lower headcount in 2006, reduced spending on marketing programs for the current PHD System associated with the focus on fewer markets and the next generation dialysis system.  The reductions are offset by increased spending on the next generation PHD currently in development.  Operating expenses for the year-to-date also include $325,000 in stock-based compensation expense in accordance with FAS 123R, which became effective January 1, 2006.

The operating loss for the second quarter of 2006 was $5,672,000 compared to an operating loss of $10,463,000 for the same period in 2005. For the six-month period ended June 30, 2006 the operating loss was $12,078,000 compared to an operating loss of $19,313,000 for the same period in 2005.

As of June 30, 2006, cash and cash equivalents totaled $2,776,000.

Conference Call

The Company plans to discuss these results and further details of its second quarter 2006 during a conference call on Monday, August 14, 2006, at 4:30 p.m. Eastern Time. The call can be accessed by dialing 866-238-0826 (domestic) or 703-639-1158 (international). A live webcast of the conference call can be accessed at http://www.aksys.com/invest/.

An archived replay of the conference call will be available from 7:30 p.m. ET, Monday, August 14 through 6:00 p.m. ET Wednesday, September 13 by dialing 703-925-2533 code 591527. The archived replay of the webcast will also be available until September 13th at http://www.aksys.com/invest/.

About the Company

Aksys, Ltd. designs, develops, and markets innovative hemodialysis products and services for patients suffering from kidney failure. The Company’s initial product, the PHD® System, is currently available and the next generation product is currently in development.  The Company’s next generation hemodialysis system is being designed to leverage the safety record, ease-of-use, and clinical benefits of the PHD System while significantly improving reliability and lowering costs.  Patients benefit from improved quality of life, reduced mortality, morbidity and the associated high cost of patient care. Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. These statements include, without limitation, statements relating to the anticipated benefits of our new strategy and more focused resource allocation, statements relating to the expected benefits to the Company of our recent transactions with Durus and recent board and management changes, and statements relating to completion of our next generation PHD system and the anticipated benefits of that system. These forward-looking statements reflect our views as of the date they were made with respect to future events and financial performance, but are subject to many uncertainties and factors that may cause our actual results to be materially different from any future results expressed or implied by such forward-looking statements. Any of these risks could make it difficult for us to produce the PHD System on satisfactory commercial terms, if at all, and could adversely affect the price of our common stock and our business, financial condition and results of operations. We believe factors that could cause such a difference include, but are not limited to, the following: (i) our ability to obtain sufficient capital on acceptable terms to run our business; (ii) risks and uncertainties relating to our ability to satisfy the continued listing requirements of the NASDAQ Capital Market; (iii) risks relating to our ability comply with regulatory clearances and approvals required to manufacture, market and sell the PHD System, and the potential adverse impact on our company of failing to maintain or obtain any such clearances and approvals; (iv) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (v) risks related to uncertain unit pricing and product cost, which may not be at levels that permit us to be profitable; (vi) risks related to quality control issues and consistency of service applicable to the PHD System; (vii) market, regulatory reimbursement and competitive conditions; (viii) risks related to the failure to meet additional development and manufacturing milestones for the current or next-generation PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (ix) risks inherent in relying on third parties to manufacture the current PHD System or develop the next-generation PHD System; (x) changes in QSR requirements; (xi) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates; (xii) risks related to our new strategy and focused resource allocation; and (xiii) other factors detailed in our filings with the SEC, including our recent filings on Forms 10-K, 10-Q and 8-K. We do not undertake to publicly update or revise our forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

- financial table follows -

AKSYS, LTD. AND SUBSIDIARIES
SELECTED STATEMENTS OF OPERATIONS DATA

	Quarter ended June 30,		Six months ended June 30,
	(unaudited)		(unaudited)
	2006	2005	2006	2005
Revenue:
Product sales	$79,000	$—	$115,000	$98,000
Product rentals	177,000	147,000	409,000	286,000
Service and supplies	363,000	338,000	819,000	636,000

Total revenue	619,000	485,000	1,343,000	1,020,000

Cost of sales:
Product sales	277,000	2,879,000	661,000	3,617,000
Product rental	288,000	508,000	589,000	1,955,000
Service and supplies	1,683,000	1,870,000	2,794,000	3,451,000

Total cost of sales	2,248,000	5,257,000	4,044,000	9,023,000

Operating expenses:
Research and development	1,954,000	2,471,000	3,657,000	4,508,000
Sales and marketing	461,000	1,206,000	1,169,000	2,453,000
General and administrative	1,628,000	2,014,000	4,551,000	4,349,000

Total operating expenses	4,043,000	5,691,000	9,377,000	11,310,000

Operating loss	(5,672,000)	(10,463,000)	(12,078,000)	(19,313,000)

SELECTED BALANCE SHEET DATA

	June 30,	December 31,
	2006	2005
	(unaudited)

Cash and short-term investments	$2,776,000	$535,000
Long-term investments	600,000	750,000
Total assets	13,999,000	19,156,000